Exhibit 10.9

                              DATED 4th August 2005
                              ---------------------



                           (1) Gizmondo Europe Limited

                      (2) Game Factory Publishing Limited














________________________________________________________________________________

                         GAME CONCEPT LICENCE AGREEMENT
                           (WITH DEVELOPMENT SERVICES)
________________________________________________________________________________






                                     MANCHES
                                   Manches LLP
                                  Aldwych House
                                   81 Aldwych
                                     London
                                    WC2B 4RP

THIS AGREEMENT is made the 4th day of August 2005.


BETWEEN:


(1) GIZMONDO EUROPE LIMITED a company incorporated in England and Wales with company registration number 04620348 and whose registered office is at 1 Meadow Gate Avenue, Farnborough Business Park, Farnborough, Hampshire, GU14 6RG (the "Gizmondo"); and


(2) GAME FACTORY PUBLISHING LIMITED (a company registered in England and Wales under company number 04470659), whose registered office is at 6 Albermarle Street, London W15 4HG ("Gamefactory").

RECITALS:

(A) Gizmondo is engaged in the business of, among other things, publishing, developing, marketing, distributing and selling wireless interactive entertainment software products.

(B) Gamefactory has produced the Concept (as defined in clause 1 below) and the Concept Materials (as defined in clause 1 below).

(C) Gizmondo desires to obtain an exclusive licence of and the Gamefactory desires so to grant such a licence of the Concept and Concept Materials to Gizmondo on the terms and conditions of this Agreement.

(D) Gamefactory will provide Gizmondo with certain development services in respect of certain of Games comprising the Concept, on the terms and conditions set out herein.


IT IS AGREED:

 1.     DEFINITIONS

        In this Agreement:

        1.1. except where the context otherwise requires, the following capitalised words shall have the following meanings:


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        "Agreement" means this agreement and any schedules attached to it;

        "Business Day" means a day on which banks in England are generally open for business, other than a Saturday and Sunday;

        "Code" means both machine readable programming statements (commonly referred to as object code, which can be directly executed by a computer without translation by other computer programs) and human readable programming statements (commonly referred to as source code, which is computer code that is sufficient to enable a reasonably skilled person to assess, analyse, review, complete, maintain and/or enhance the program to which that code relates, without the help of any other person or reference to any other program or materials), including without limitation any and all code, other programs or materials which are essential for enabling the use of the same on any Gizmondo Device;

        "Commencement Date" means the date of this Agreement;

        "Competing Game" means any Game which: (a) is the same or similar to the Gizmondo Game Product; or (b) which uses or is related to, concerns, embodies, derives from or is otherwise associated with the Concept, the Concept IP and/or the Concept Materials;

        "Concept" means Gamefactory's ideas (whether or not fully developed) for a number of Games, as more particularly described and set out in Schedule One to this Agreement;

        "Concept IP" means any and all Intellectual Property Rights throughout the Territory subsisting in the Concept and/or the Concept Materials;

        "Concept Materials" means any and all Content, Documentation, Code and other materials which use, relate to, concern, embody, derive from or are otherwise associated with the Concept, including without limitation all those matters set out in Schedule Two to this Agreement;

        "Confidential Information" means information about Gizmondo and/or Gizmondo's Affiliates' business or activities which it or they consider proprietary and confidential, including without limitation, this Agreement, the Licence of the Concept, the Concept IP, the Concept Materials, any Gizmondo Game Product prior to its publication and issue to the public with Gizmondo's consent, any Gizmondo Game Product Sequels prior to their publication and issue to the public with Gizmondo's consent, any Merchandise prior to its issue to the public with Gizmondo's consent, any of Gizmondo's and/or Gizmondo's Affilites' Intellectual Property Rights, and all related business, financial and technical information, identities of customers, clients or licensees, proprietary software code (whether object, source or otherwise) and any other information whether oral or written which is not generally known or available to the public;

        "Content" means in whatever medium, and without limitation, any and all artwork, drawings, sketches, text, sound, graphic and/or music files, audio visual elements and/or displays, user interfaces, designs, brands, trade dress, packaging, logos, trade and/or service marks, characters and names, titles, scenes, settings and features, dialog, scripts, themes, story and/or plot lines and any and all other data;

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        "Development  Fee" means the  development  fee of one hundred and thirty five thousand pounds sterling payable in accordance with Schedule Five in respect of each Gizmondo Game Product to which the development services in Schedule Four applies;

        "Documentation" means in whatever medium, and without limitation, any and all documentation, manuals, reports, papers, disks and other storage devices, specifications, diagrams, tables, indices and other workings, including without limitation any and all which relate to the Content and/or the Code;

        "End-Users" means any person or entity that purchases or licences for its use a Gizmondo Game Product pursuant to a signed purchase order, enduser license agreement or other similar agreement;

        "Force Majeure Event" has the meaning given to it in clause 13.2; "Game" means an entertainment and/or video game;

        "Gamefactory's Associates" means, as the context shall require, any and all directors, officers, employees, agents, servants and/or other associates of the Gamefactory;

        "Gamefactory's Software" means Gamefactory's generic modules, algorithms, processes, methodologies, and games engines, including the source code embodying the foregoing, that: (a) were independently developed by or for the Developer without reference to or reliance on any of Gizmondo's or Gizmondo's Affiliates' Intellectual Property
        Rights; and (b) do not contain any of Gizmondo's or Gizmondo's Affiliates' Intellectual Property Rights;

        "Gizmondo Affiliates" means the company Gizmondo Europe Limited itself, its Affiliates, and Gizmondo Europe Limited group (where such a term "group" includes all worldwide holding and subsidiary companies in which Gizmondo Europe Limited or a successor in interest (or one of its holding or subsidiary companies) owns at least fifty percent (50%) or more of the shares or over which Gizmondo EuropeLimited (or one of its holding or subsidiary companies) exercises direct or indirect management control, even though it may own less than fifty percent (50%) of the shares and is prevented by law from owning a greater shareholding);

        "Gizmondo Device" means the GIZMONDO handheld multi-entertainment gaming device, and licensed or re-branded variants of the same, and any adaptations, replacements or new versions thereof, and/or any of the same manufactured or licensed for manufacture from Gizmondo or any Gizmondo Affiliates;

        "Gizmondo Game Product" means a Game created by or on behalf of Gizmondo for use on a Gizmondo Device and which is directly developed and derived from the Concept, the Concept Materials and the Concept IP, pursuant to the operation of this Agreement;

        "Gizmondo Game Product Sequel" means any Game created by or on behalf of Gizmondo and which is developed and derived from the Gizmondo Game Product and/or any Content of the Gizmondo Game product (including without limitation any spin-off and/or tie-in).

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        "Intellectual  Property  Rights"  means any and all  rights in or to any
        intellectual   property  rights,   whether  currently  in  existence  or
        otherwise and whether vested or contingent, in any and all medium (whether in existence now or created in the future), including without limitation copyright, rights in databases, database rights, moral and publicity rights, design rights, registered designs, patents, trade marks, service marks, trade names, trade dress, logos, signs, business or trading names or other designations, domain names, confidential data or information or trade secrets, utility models and mask works, inventions, ideas, discoveries and know-how, and all similar and associated rights, whether registered or which may be capable of registration or otherwise (including without limitation any and all applications for, rights to apply for and rights to sue for past infringement of any of the foregoing, all whether vested now or arising in the future), and in each case for their full term including without limitation all extensions, reversions, revivals and renewals thereof, throughout the world;

        "Initial Term" means two years from the Commencement Date;

        "Licence" means the exclusive licence and related rights to reproduce, prepare derivative works, publicly display, publicly perform and distribute the Game, including, without limitation, the Concept, Concept IP, the Concept Materials and any Game name comprising any of the same, and any improvements of any of the foregoing, in connection with the development, manufacture, marketing, sale, lease, rental, licensing, sublicensing, distribution, and other use or exploitation of any and all versions of the same in such formats and/or media as are compatible with any mobile, handheld, portable and/or wireless device or product (or any successor or derivative product) throughout the Territory during the term of this Agreement;

        "Licence Fee" means the licence fee provisions set out in Schedule Three to this Agreement;

        "Merchandise" means any and all goods and/or services which uses or is related to, concerns, embodies, derives from or is otherwise associated with the Gizmondo Game Product and/or any Gizmondo Game Product Sequels and/or any Intellectual Property Rights subsisting in either or both of them, including without limitation: (a) stationary, books, magazines, guides and other publications (in whatever medium), cartoons and other animations or drawings, programmes, television or means of the dissemination of material, films and motion pictures, video and other recordings, audio, theatrical and/or other entertainment productions or features; (b) toys, games, gift and novelty items, figures and figurines and other playthings, trinkets, souvenirs, fabrics, furniture and furnishings, clothing and apparel, headwear, footwear, jewellery and fashion accessories, health and beauty aids, household and domestic goods, food, drinks; and (c) goods relating to the Gizmondo Game Product that are produced as give-away items or prizes in connection with promotions, and in each case of (a) to (c) all their packaging, and all goods other than those listed in (a) to (c) of a similar or dissimilar nature;

        "Net Receipts" means the gross revenue actually received in cleared funds by Gizmondo from its exploitation (or exploitation which Gizmondo has authorised) of the Gizmondo Game Product, to the extent only that such a Gizmondo Game Product has been published and released to the

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        public with Gizmondo's consent,  (excluding without limitation any funds received from any exploitation of the Gizmondo Game Product by way of Merchandise and/or any exploitation whatsoever of any Gizmondo Game Product Sequels) after deducting: (a) the Payment; (b) any amounts payable to any wireless network, transmission and/or communications
        platform  owner,   provider  and/or   operator;   (c)  taxes  and  other
        governmental   charges  and  fees  (including   without  limitation  any
        withholding tax and VAT); (d) any sums payable to any relevant third party Gizmondo; (e) the development costs associated with the Gizmondo Game Product; (f) the costs associated with marketing and otherwise advertising the Gizmondo Game Product; (g) any returns and bad debts; and (h) any other costs, fees and expenses which should reasonably be deducted so as to derive the actual net receipts from the exploitation of the Gizmondo Game Product, This definition shall not include any funds derived or collected from the distribution of the Gizmondo Game Product to End-Users by any third parties, but shall include only those funds actually received by and cleared for use by Gizmondo from such third parties after such third parties have retained, deducted or otherwise withheld any mark-ups, revenue share amounts, or license or other fees due to them pursuant to the terms of Gizmondo's agreements with such third parties;

        "Payment" means the sum of one million five hundred thousand pounds sterling;

        "Term" means that period of time from the Commencement Date until this Agreement is terminated in accordance with clauses 11.3 or 11.5 of this Agreement; and

        "Territory" means the world.

        1.2. the headings are for convenience only and shall not affect its construction.

        1.3. in the event of any inconsistency between the terms of this Agreement and the schedules hereto, the terms of the body of this Agreement shall take precedence.

        1.4. references to any clause, sub-clause or schedules are to a clause or subclause of, or schedule to, this Agreement and references to the parties are to the parties of this Agreement and shall, where relevant, be deemed to be references to or to include, as appropriate, their respective successors, assignees or transferees.

        1.5. if any obligation, including an obligation to make payment, falls to be performed on any day which is not a Business Day, the obligation shall be performed on the next succeeding Business Day.

        1.6. references to any statutory provision shall be deemed to include such provisions as amended from time to time whether before, on, or (in the case of re-enactment or consolidation only) after the date of this Agreement.

        1.7. references to a "person" include any individual, company, corporation, firm, partnership, association, organisation, institution, trust or agency, whether or not having a separate legal personality.

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        1.8.    save where  otherwise  expressly  stated,  the words  "company",
                "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985.

2.      LICENCE OF RIGHTS

        2.1. In consideration of the payment by Gizmondo to the Gamefactory of the Payment (the sufficiency of which is hereby acknowledged by the Gamefactory), to be paid in accordance with paragraph 6 of Schedule Three, the Gamefactory hereby grants a Licence to Gizmondo of:

                2.1.1.  the Concept;

                2.1.2.  the Concept IP; and

                2.1.3.  the Concept Materials.

        2.2. By virtue of the operation of clause 2.1 the Gamefactory hereby acknowledges and agrees that:

                2.2.1. all right, title and interest in and to the Concept, the Concept IP and the Concept Materials is hereafter licensed Gizmondo throughout the Territory on the terms of the Licence;

                2.2.2. it no any right to either itself or license others the Concept, the Concept IP and the Concept Materials in any manner contrary to the Licence and nothing in this Agreement gives it any right (or any right to authorise or procure third parties) to use, deal with and/or exploit any of the same contrary to such a Licence or any of Gizmondo's or Gizmondo's Affiliates' Intellectual Property Rights. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                2.2.3. it shall execute and/or do such acts and shall cause Gamefactory's Associates to execute and/or do such acts as may be requested by Gizmondo to perfect and/or evidence Gizmondo's right, title and interest as referred to in clause 2.2.1; and

                2.2.4. Gizmondo shall be free to use, deal with and exploit the Licence in respect of the Concept, the Concept IP and the Concept Materials as it sees fit (including without limitation the matters set out in or envisaged by this Agreement and the development, production, manufacture, maintenance, localise, promotion, advertising, marketing, publishing, sale, rental, lending, distribution, issue to the public by whatever means (whether in existence now or created in the future), license and other exploitation of any Gizmondo Game Product and/or any Gizmondo Game Product Sequel) without reference to the Gamefactory and that nothing herein shall or is intended to restrict any such use, dealings or exploitation.

3.      DELIVERY OF CONCEPT MATERIALS


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        3.1.    On the  execution  of  this  Agreement  (or to  the  extent  not reasonably possible, within two Business Days), Gamefactory shall at its cost and expense deliver or cause to be delivered to such address within the Territory as Gizmondo shall stipulate all the Concept Materials.

4.      FUTURE OPTIONS AND EXCLUSIVITY

        4.1. During the Initial Term, Gamefactory shall offer Gizmondo first refusal to obtain a licence on the same or similar terms of the Licence over any and all Games and/or concepts for any such Games, which Gamefactory and/or Gamefactory's Associates intend to and/or may develop. In the event that any such Games and/or concepts therefor are so developed, Gamefactory shall notify Gizmondo immediately of the same (such a notice to be in such detail as may be reasonably adequate to enable Gizmondo to consider the same fully).

        4.2. In the event that Gizmondo receives such a notice pursuant to clause 4.1, it shall have three months from Gizmondo's receipt of such a notice to consider the same. Should Gizmondo wish to acquire any such Games and/or concepts therefor which are specified in such a notice, then Gizmondo shall notify Gamefactory within such a three month period and the parties shall as soon as reasonably practicable enter into an agreement in respect of the same on terms which are similar to those of this Agreement.

        4.3. Prior to notifying Gizmondo pursuant to clause 4.1 and during Gizmondo's consideration of the subject matter of such notification pursuant to clause 4.2, Gamefactory shall not itself use, deal with or exploit, or disclose, notify, engage in discussions with, enter into an agreement with or otherwise transfer, sell, assign or licence to any third party any such Games and/or concepts therefore, Without limitation, breach of this clause shall be considered to be a material breach of this Agreement by Gamefactory.

        4.4. Notwithstanding clauses 4.1 to 4.3, during the Initial Term or, should it occur, for one year from the date the Gizmondo Game Product has been published and released to the public with Gizmondo's consent in all its intended release territories (whichever period is the shorter), the Gamefactory shall not directly or indirectly market, sell or issue to the public any Competing Game.

5.      CONCEPT DEVELOPMENT

        5.1. Gizmondo shall consider in good faith the Concept, the Concept IP and the Concept Materials with a view to developing a Gizmondo Game Product from the same (whether in whole or in part) in its exclusive discretion and at its exclusive option, and without (if Gizmondo so determines) any reference to or input from whatsoever or howsoever from the Gamefactory.

        5.2.    Notwithstanding   clauses   5.1  and   11.4,   the   Gamefactory
                acknowledges and agrees that:

                5.2.1. all right, title and interest in and to any Gizmondo Game Product, Gizmondo Game Product Sequels and any Merchandise shall, as between the parties, be owned by Gizmondo

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                        throughout  the  Territory  and  that  as a  consequence
                        nothing in this Agreement gives it any right (or any right to authorise or procure third parties) to use, deal with and/or exploit any of the same. Without limitation, a breach of this clause shall be considered
                        to  be  a   material   breach  of  this   Agreement   by
                        Gamefactory; and

                5.2.2. nothing in this clause 5 or this Agreement requires or creates any obligation on or expectation for Gizmondo to so create any such a Gizmondo Game Product (or any Gizmondo Game Product Sequel or Merchandise) or to expend any time, resources or funds in respect of the same, or to publish and release to the public any of the same.

        5.3. Gamefactory shall provide certain development services to Gizmondo for Gizmondo Game Products in respect of the matters licensed to Gizmondo pursuant to clause 2.1 above, on the terms of Schedule Four.

6.      PRODUCTION, MARKETING, SALE AND PROMOTION


        6.1. Gizmondo, as the licensee of the Concept, the Concept IP, the Concept Materials on the terms of the Licence, the Gizmondo Game Product (if any) and the Gizmondo Game Product Sequels shall have the exclusive right, in its exclusive discretion and at its exclusive option, and without (if Gizmondo so determines) any reference to or input from whatsoever or howsoever from Gamefactory, to:

                6.1.1. without limitation, pursuant to Gizmondo's rights which arise by virtue of the operation of clause 2.1, develop, localise, produce, manufacture, maintain, promote, advertise, market, publish, sell, rent, lend, distribute, promote, communicate and issue to the public by whatever means (whether in existence now or created in the future), any Gizmondo Game Product and/or Gizmondo Game Product Sequels; and

                6.1.2. to develop, localise, produce, manufacture, maintain, promote, advertise, market, publish, sell, rent, lend, distribute, promote, communicate and issue to the public by whatever means (whether in existence now or created in the future), license and otherwise exploit any Merchandise.

        6.2. Notwithstanding clause 6.1, Gamefactory shall at its own cost cooperate and provide Gizmondo with all reasonable prompt assistance, on Gizmondo's request, in respect of the matters referred to in that clause 6.1.

7.      LICENCE FEE PAYMENTS


        7.1. In the event that Gizmondo produces a Gizmondo Game Product which is published and is communicated and issued to the public with Gizmondo's consent, then, provided the Gamefactory has complied and continues to comply in full with its obligations under this Agreement, Gizmondo shall pay to the Gamefactory the Licence Fee as calculated, at such times, with such statements and maintaining such records and otherwise in accordance with and as set out in Schedule Three.

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

        7.2. Should Gizmondo decide to cease (in whole or in part) any of its exploitation of the Concept, the Concept IP, Concept Materials, Gizmondo Game Product, Gizmondo Game Product Sequels or Merchandise in response to a third party claim, demand or legal action brought, made or threatened, the subject matter of which, if true, would constitute a breach by the Developer of any of its warranties, representations, obligations and/or covenants contained in this Agreement, then Gizmondo may (at its exclusive option, without any recourse to Gamefactory), without waiving any other legal rights and remedies which it may have, withhold the payment to Gamefactory of any payments or other monies due to Gamefactory (whether under this Agreement or otherwise), pending resolution of the third party claim, demand or action.

        7.3. Notwithstanding clause 7.1 Gamefactory acknowledges and agrees that nothing in this clause 7 or this Agreement requires or creates any obligation on or expectation for Gizmondo to so create any such a Gizmondo Game Product (or any Gizmondo Game Product Sequel or Merchandise) or to expend any time, resources or funds in respect of the same, or to publish and release to (or, once started, to continue to publish and release to) the public any of the same, and that as a result no Licence Fee whatsoever may be payable (and once commenced the Licence Fee may cease to be payable) to Gamefactory by Gizmondo.

8.      CONFIDENTIALITY

        8.1.    Gamefactory  shall  maintain  the  confidential  status for such
                Confidential Information, not use any such Confidential Information for any purpose other than the purpose for which it was originally disclosed to it and as specifically set out in writing to it by Gizmondo on each occasion, and shall not to disclose any of such Confidential Information to any third party.

        8.2. Notwithstanding the generality of clause 8.1, Gamefactory shall not make any public statement or press release concerning any of the Confidential Information, including without limitation the negotiation or conclusion or terms of this Agreement, the Licence of the the Concept, the Concept IP, the Concept Materials, any Gizmondo Game Product, any Gizmondo Game Product Sequels or any Merchandise.

        8.3. Gamefactory acknowledges and agrees that, in the event of a breach or threatened breach of this clause 8, Gizmondo (or any Gizmondo Affiliate) may have no adequate remedy in money or damages and, accordingly, shall be entitled to seek preliminary, permanent and other injunctive relief.

9.      WARRANTIES AND INDEMNITIES


        9.1.    Each party represents and warrants to the other party that:

                9.1.1. it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

                9.1.2.  it  will  comply  in  al  material   respects  with  all
                        applicable laws, statues and regulations in performing its obligations under this Agreement; and

                9.1.3. this Agreement constitutes a valid and binding agreement enforceable in accordance with its terms.

        9.2. Gamefactory hereby further represents and warrants to Gizmondo that (Gamefactory acknowledging and agreeing that these representations are a material inducement for Gizmondo to enter into this Agreement):

                9.2.1. it has the exclusive right, title and interest to enable the licence to Gizmondo of all those rights, materials and other matters set out in and in accordance with clause 2.1 and that there is no legal obstacle to the transfer, sale and assignment of such rights, materials and other matters. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                9.2.2. there is no outstanding claim, or knowledge of a potential claim, against any right, title or interest of any kind whatsoever in and to the Concept, Concept IP or Concept Materials. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                9.2.3. to the fullest extent permissible by applicable laws, it hereby provides a full waiver of any and all moral rights (or similar rights) in the Concept, Concept IP or Concept Materials throughout the Territory;

                9.2.4. to the fullest extent permissible by applicable laws, it has obtained a full waiver of any and all moral rights (or similar rights) throughout the Territory from all those involved in the Concept, Concept IP or Concept Materials (including without limitation the Gamefactory's Associates);

                9.2.5. it has not transferred, sold, assigned, licensed, rented, lent, used as any security or otherwise encumbered or otherwise impaired any right, title or interest in or to the Concept, Concept IP or Concept Materials in a manner that conflicts with the operation of this Agreement (including without limitation the operation of clause Z.1). Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                9.2.6. subject to the operation of the provisions of clause 12.1, it will not hereafter attempt or purport to use, deal with, exploit, transfer, sell, assign, license, rent, lend, use as any security or encumber or otherwise impair any right, title or interest in or to the Concept, Concept IP or Concept Materials in a manner that conflicts with the operation of this Agreement (including without limitation the operation of clause 2.1);

                9.2.7. save to the extent permitted by applicable law or expressly permitted by Gizmondo or a Gizmondo Affiliate (as appropriate), it will not hereafter attempt or purport to use, deal with, exploit, transfer, sell, assign, license, rent, lend, use as any security or otherwise encumber or otherwise impair any right, title or interest in or to any Gizmondo Game Product, any Gizmondo Game Product Sequels, any Merchandise, any of

                        Gizmondo's and/or Gizmondo's Affilites' Intellectual Property Rights;

                9.2.8.  the Concept, Concept IP or Concept Materials:

                a) are original and do not and will not infringe or misappropriate the Intellectual Property Rights or other legal rights of any third parties anywhere in the Territory. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by Gamefactory; and

                b) do not contain anything which is obscene, blasphemous, defamatory and/or likely (by reason of their content) to expose Gizmondo and/or any of Gizmondo's Affiliates to any civil or criminal proceedings anywhere in the Territory. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by Gamefactory;

                9.2.9. all Code forming part of the Concept Materials are free from material programming bugs and/or defects. Gizmondo is in breach or default of any term, representation, warranty, covenant or obligation set out in this Agreement; and

                9.2.10. the Concept,  the Concept IP and Concept  Material  are,
                        other than to the extent expressly set out in writing to Gizmondo prior to the Commencement Date, accurate and complete, and have been prepared using all the reasonable skill and care expected at a level commensurate with best industry practice and comply with all applicable laws in the Territory.

        9.3. Gamefactory hereby agrees to indemnify, defend and hold harmless Gizmondo on demand from and against any and all suits, losses, liabilities, damages, awards, claims, settlements, costs and expenses, including reasonable legal fees, costs and other expenses, arising out of or otherwise relating to a breach by Gamefactory of its warranties, representations, obligations and/or covenants contained in this Agreement. Such an indemnity shall extend to Gizmondo's Affiliates.

        9.4. Gizmondo's overall liability under or pursuant to this Agreement and the matters envisaged by this Agreement, howsoever arising, shall not exceed the sum of (pound)5,000 (five thousand pounds sterling).

10.     INFRINGEMENT

        10.1. In the event that Gamefactory learns of any claim (whether actual or threatened) alleging that the Concept, Concept IP, Concept Materials, any Gizmondo Device, any Game produced for any Gizmondo Device, any Gizmondo Game Product, any Gizmondo Game Product Sequels, any Merchandise, any of Gizmondo's and/or Gizmondo's Affilites' Intellectual Property Rights infringes or misappropriates any third party's Intellectual Property Rights or other rights, or that any of the same are being infringed or misappropriated by any third party, then Gamefactory shall promptly notify Gizmondo. Gamefactory shall not make any admissions or other statement concerning any of the same without Gizmondo's specific written consent.

        10.2. Gizmondo shall have the exclusive right, in its exclusive discretion and at its exclusive option, and without (if Gizmondo so determines) any reference to or input from whatsoever or howsoever from Gamefactory, to commence and/or defend a legal action or negotiate a settlement relating to any alleged infringement by the Concept, Concept IP, Concept Materials, any Gizmondo Device, any Game produced for any Gizmondo Device, any Gizmondo Game Product, any Gizmondo Game Product Sequels, any Merchandise, any of Gizmondo's and/or Gizmondo's Affilites' Intellectual Property Rights.

        10.3. Notwithstanding clause 10.3, at its own cost Gamefactory shall give Gizmondo assistance and cooperation in any such legal action referred to in clause 10.2 where such an action concerns (in whole or in part) the Concept, Concept IP, Concept Materials, any Gizmondo Game Product, any Gizmondo Game Product Sequels or any Merchandise, including without limitation, such assistance and cooperation extends to providing and/or executing necessary documents and evidence to enable Gizmondo, in its own name and/or on behalf of Gamefactory or jointly, to bring or defend the legal action. Gizmondo shall be entitled to retain any recovery or damages collected as a result of such legal action or negotiated settlement. No settlement by Gizmondo shall impose a monetary liability on the Gamefactory without Gamefactory's consent to such a settlement.

11.     TERM AND TERMINATION


        11.1.   This Agreement shall continue for the Term.


        11.2. Gizmondo may terminate this Agreement (in whole or in part) immediately on written notice to Gamefactory, in which case the terms of clause 12.12 shall apply, in the event that:

                11.2.1. Gamefactory  is  in  breach  or  default  of  any  term, representation, warranty, covenant or obligation set out in this Agreement and such breach or default continues uncured (in the event that they can be cured) for a period of fourteen calendar days following the receipt by Gamefactory from Gizmondo of a written notice thereof;

                11.2.2. Gamefactory  is in breach  or  default  of any  material term, representation, warranty, covenant or obligation set out in this Agreement; or

                11.2.3. Gamefactory  becomes  insolvent  (or in the  case  of an individual or any one of them), files or has filed against it a petition under any bankruptcy law (which, if involuntary, is unresolved after sixty calendar days), proposes any dissolution, liquidation, composition, financial reorganization, or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of the creditors, or a receiver trustee, custodian, or similar agent is appointed or takes possession with respect to any property or business of such party.

12.     CONSEQUENCES OF TERMINATION

        12.1. In the event of a notice coming within the terms of clause 11.2, then Gizmondo shall notify the Gamefactory which clauses (if any) of this

                Agreement continue to apply or whether the Agreement as a whole shall be terminated. Without limiting the foregoing, Gizmondo may demand (at its option) the immediate return by the Gizmondo of any and all Confidential Information.

13.     GENERAL PROVISIONS

        13.1. Assignment. Gamefactory may not assign this Agreement or any portion thereof, to any third party unless Gizmondo expressly consents to such assignment in writing.

        13.2. Force Majeure. Neither party will be responsible for any failure to perform its respective obligations under this Agreement due to causes beyond its reasonable control (each a "Force Majeure Event"), including, but not limited to, strikes, riots, embargoes, war, acts of terrorism, acts of civil or military authorities, fire, floods, explosion, earthquakes, accidents, network catastrophes, acts of God, and ail other delays beyond the party's reasonable control, provided that such party gives prompt written notice of such Force Majeure Event to the other party within five Business Days. The time for performance will be extended for a period equal to the duration of the Force Majeure Event, but in no case longer than thirty calendar days.

        13.3. Severability, In the event that any provision in this Agreement will he subject to an interpretation under which it would be void or unenforceable, such provisions will be construed so as to constitute it a valid and enforceable provision to the fullest extent possible, and in the event that it cannot be so construed, it will, to that extent, be deemed deleted and separable from the other provisions of this Agreement, which will remain in full force and effect and will be construed to effectuate its purposes to the maximum legal extent.

        13.4. Notice. Any notice herein required or permitted to be given will be given in writing and may be delivered personally to any officer of Gizmondo or Gamefactory, or as appropriate, by express courier, registered or certified mail (postage and fees prepaid, with return receipt requested), or by facsimile transmission to the address set forth below. Either party may from time to time specify or change the address for such notice by giving written notice thereof to the other party in the manner provided in this clause 13.4. A notice will be deemed given three calendar days after deposit if by express courier, five calendar days after deposit if by regular mail, or upon transmission if by facsimile.

                If to Gizmondo: to the address set out at the beginning of this Agreement, addressed to the Managing Director with a copy to the Company Secretary; and

                If to the Gamefactory: to the address set out at the beginning of this Agreement, addressed to the Managing Director with a copy to the Company Secretary.

        13.5. Independent Contractors. The parties hereto are independent contractors. Gamefactory will not be entitled to any compensation except as provided in the Agreement. Each party shall be responsible for payment of its employees' compensation, disability benefits, unemployment insurance, and for withholding income taxes and social security. Neither party shall be entitled to receive any benefits provided by the other party to such party's employees. Neither Gizmondo nor Gamefactory shall be deemed to be partners or agents of the other. In addition to the parties' other indemnification obligations set forth herein, each party agrees to indemnify and hold the other and its directors, officers and employees harmless from and against any claims, liabilities or obligations asserted against any of them for not withholding taxes or making unemployment and worker compensation payments and the like, as a result of such party's independent contractor status. Such indemnification shall include any penalties and interest assessed thereon as well as the payment of reasonable legal fees, costs and other expenses.

        13.6. Governing Law and Venue. This Agreement shall be construed and controlled by English law and the parties shall be subject to the nonexclusive jurisdiction of the English Courts. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable legal fees and expenses fees, costs and other expenses

        13.7. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original Agreement for all purposes and which collectively will constitute one and the same Agreement.

        13.8. Remedies. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement will not be exclusive of any other remedies available hereunder or otherwise at law or in equity.

        13.9. Complete Agreement, Waiver, and Modification. This Agreement and the Schedules attached hereto constitute the complete and exclusive understanding between the parties with respect to the subject matter hereof, superseding all prior negotiations, preliminary agreements, correspondence, proposals or understandings, both written or oral. No waiver or modification of any provision of this Agreement will be binding unless it is in writing and signed by authorised representatives of each of the parties, No waiver of a breach hereof will be deemed to constitute a waiver of a further breach, whether of a similar or dissimilar nature.

        13.10. Survival of terms on termination. In addition to those rights specified elsewhere in this Agreement, the following rights and obligations survive any expiration or termination of this Agreement to the degree necessary to permit their complete fulfilment or discharge:

                13.10.1.the rights and  obligations  of the parties with respect to any Gizmondo Game Product units that have been sold, once the Gizmondo Game Product has been released and issued to the public with Gizmondo's consent; and

                13.10.2.any cause of action  or claim of either  party,  accrued or to accrue, because of any breach or default by the other party.

        13.11. Rights of third parties. This Agreement is not intended by the parties to give rise to any right which is enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, save to the extent that such third parties are Gizmondo's Affiliates.

                             SCHEDULE ONE - CONCEPT


1.      Anastasia
2.      Cheerio's
3.      Dominion Wars
4.      The Silver Surfer
5.      TinTin
6.      DS9: The Fallen
7,      M&M's
8.      Miss Spider
9.      New Millennium Encyclopaedia
10.     Outlaw Golf
11.     Outlaw Volleyball
12.     Real War
13.     Shattered Light
].4.    Starship: BORG
15.     Starship Creator
16.     Starship Titanic
17.     Typing Tutor
18.     Weather Control
19.     Wing Commander

                        SCHEDULE TWO -- CONCEPT MATERIALS

Any and all materials as may be reasonably requested by Gizmondo from Gamefactory in respect of the rights granted to Gizmondo hereunder, including without limitation:

1. all marketing and promotional materials for or in respect of the Concept;

2.      all original and other Content in respect of the Concept; and

3.      all printed and other materials in respect of the Concept.

                     SCHEDULE THREE - LICENCE FEE PAYMENTS

4.      Licence Fee currency

            o   L (Pounds sterling)

5.      Licence Fee amount and calculation

            o   25%  of  Net  Receipts,   which  excludes  always  any  and  all
                Commercial Setting Receipts

            o The licence Fee shall be calculated within forty five (45) calendar days after the end of each fiscal quarter after the commercial launch of the Game by Gizmondo and shall notify Developer of that amount, taking into account retentions and adjustments calculated in accordance with paragraph 2.3 below.

            o   For the purposes of this paragraph, "Net Receipts" means:

                the gross revenue actually received in cleared funds by Gizmondo with respect to units of Gizmondo Game Product Sold by Gizmondo (or any of its Affiliates) and/or sublicenses of the Licence and related rights granted to it pursuant to this Agreement, save for (without limitation) any of the same derived from Bundling and/or Merchandise, after deducting:

                a)  the Payment;

                b)  any amounts  payable to any wireless  network,  transmission
                    and/or   communications   platform  owner,  provider  and/or
                    operator;

                c) taxes and other governmental charges and fees (including without limitation any withholding tax and VAT);

                d)  any sums payable to any relevant third-party licensor;

                e) any costs associated with any development, manufacturing, distribution, advertising, marketing and other costs deriving from bringing any relevant product to market (including without limitation costs of goods, which is commonly referred to as COGS);

                f)  any returns and bad debts ; and

                g) any other costs, fees and expenses which should reasonably be deducted so as to derive Gizmondo's actual Net Receipts from exercise of the Licence and related rights granted to it hereunder; and

                where this definition shall not include any funds derived or collected from the distribution of any units of any version of the Gizmondo Game Product to End-Users by any third parties, but shall include only those funds actually received by and cleared for use by Gizmondo from such third parties after such third parties have retained, deducted or otherwise withheld any mark-ups, revenue share amounts, or license or other fees due to them pursuant to the terms of Gizmondo's agreements or arrangements with such third parties.

            o For the purposes of this paragraph, "Sold" means only those units of the Gizmondo Game Product (whether physical or electronic copies) sold and in respect of which revenue is actually received in cleared funds by Gizmondo, and then only to the extent that such a unit of the Gizmondo Game Product has been published and released to the public with Gizmondo's consent, after deducting: (a) the Payment; and (b) any returns and bad debts. This definition shall not include either any units provided to third parties or End-Users free of charge, whether for reference, promotional purposes or as give-aways or otherwise, or any units distributed by third-party licensees or sublicensees to third parties or End-Users to the extent that Gizmondo does not receive cleared funds.

            o For the purposes of this Schedule, "End-Users" means any person or entity that purchases or licences for its use a unit of the Gizmondo Game Product pursuant to a signed purchase order, end-user license agreement or other similar agreement.

            o For the purposes of this paragraph, "Bundling" means any arrangement whereby consumers are presented with an incentive to purchase a unit of the Gizmondo Game Product in connection with some other Gizmondo product or service. Such an expression shall expressly include both hard bundling arrangements (namely the packaging of a unit of the Gizmondo Game Product for sale as an integrated unit with another Gizmondo product) and soft bundling arrangements (namely a means by which consumers obtain a unit of the Gizmondo Game Product at a reduced price, or without cost, in connection with the purchase of another Gizmondo product or service).

            o For the purposes of this paragraph, "Commercial Setting Receipts" means any and all revenue actually received by Gizmondo from its exploitation (or exploitation which Gizmondo has authorised) of the Licence and related rights granted to it pursuant to this Agreement, through:

                o   devices in coin-activated commercial settings; and/or

                o devices in non-coin-activated commercial settings, including without limitation commercial airlines, cruise ships, trains, buses and coaches, trains, hotels and other leisure facilities, whereby consumers are charged on a per use or other basis; and/or

                o any rental and/or lending and/or similar programme or arrangement operated by or on behalf of Gizmondo or any Gizmondo Affiliate or any third party.

6.      Retentions of licence fees and adjustments

            o Gizmondo may maintain and withhold from each licence fee payment a reasonable amount of licence fees accrued, as a reserve against bad debt and returns (such reasonable amount not to exceed 20% in each relevant fiscal quarter).

            o Gizmondo will subsequently make adjustments in subsequent fiscal quarter licence fee calculations based on the number of units actually returned or for which there are bad debts, provided that any unused reserve shall be released within the second fiscal quarter following that in which it was first established.

            o The parties recognise that payments to Gamefactory by Gizmondo under this Agreement may be subject to taxes imposed by governments having taxing authority over this Agreement or any payments to be made pursuant to this Agreement. To the extent necessary Gizmondo may withhold, deduct or reduce any licence fees or any other payments under this Agreement in respect of the same and to the extent that is reasonable will provide Gamefactory with copies of any relevant tax document evidencing the same.

7.      Time for payment of licence fees and  adjustments

            o Gizmondo shall pay to Gamefactory the amount calculated pursuant to paragraphs 2.2 and 2.3 above, within fourteen Business Days of its receipt from Gamefactory of an appropriate VAT invoice.

8.      Licence Fee statements

            o Together with each payment of a licence fee pursuant to paragraph 2.4 above, Gizmondo shall provide Gamefactory with a summary statement for the relevant period indicating to what the relevant payment relates and how the relevant licence fee amount was calculated.

9.      Bank account details

            o Those bank account details of Gamefactory as Gamefactory shall notify to Gizmondo from time to time.

                      SCHEDULE FOUR - DEVELOPMENT SERVICES


1.      DEVELOPMENT LICENCE

        1.1. In consideration of Gamefactory complying with its obligations set out in this Agreement, Gizmondo hereby grants the Gamefactory a terminable, personal, non-transferable, non-assignable, non-exclusive, royalty free, limited licence (without the right to sub-license and/or sub-contract) to use the rights licensed to Gizmondo by virtue of clause 2.1 of this Agreement and such other Intellectual Property Rights as may be agreed with Gizmondo from time to time ("Underlying Game Rights"):

                1.1.1. in the Territory, only at Gamefactory's location (as such as location is agreed from time to time with Gizmondo) ("Gamefactory's Location");

                1.1.2. only for the purpose of the Gamefactory's provision of, and only whilst the Gamefactory is providing, its services to Gizmondo as set out in paragraph 3 of this Schedule Four, to bring about the design, development and programming of the applicable Gizmondo Game Product for the Concepts:

                a)      Anastasia
                b)      Silver Surfer
                c)      Tin Tin
                d)      Cheerios
                e)      Dominion Wars
                f)      D59: The fallen
                g)      M&Ms
                h)      Outlaw Golf
                i)      Real War
                j)      Weather Control; and

                1.1.3. which does not include any right for the Gamefactory either itself or through others to design, develop, program, publish or distribute any product developed in whole or in part on, using or concerning any such rights (or any part thereof), where such a limited licence is subject always to Gizmondo's own licensors' restrictions (as may be communicated to Gamefactory from time to time) and the right for Gizmondo to terminate such a licence immediately on written notice to the Gamefactory (in which case, notwithstanding any other provisions of this Agreement, the relevant rights licensed to Gamefactory under this paragraph and all copies thereof must be returned to Gizmondo immediately and Gamefactory's limited licence thereof shall cease immediately also).

        1.2. In consideration of the payment by Gizmondo to Gamefactory of the Development Fee (the sufficiency of which is hereby acknowledged by the Gamefactory), to be paid in accordance with Schedule Six, Gamefactory hereby transfers, sells and assigns to Gizmondo absolutely with full title guarantee throughout the Territory (where, to the extent necessary, this shall operate as a current assignment of future rights):

                1.2.1.  any and all Code in the Gizmondo Game Product; and

                1.2.2. any and all Intellectual Property Rights in the Gizmondo Game Product,

                which may arise pursuant to Gamefactory's provision of services under this Schedule (or have arisen in contemplation of the matters set out in this Schedule) save for any of Gamefactory's Software (which shall be subject to the licence provisions in paragraph 5.5 below).

        1.3.    Without   limitation  (and  without  prejudice  to  any  of  the
                Gamefactory's obligations under this Agreement), by virtue of such the matters set out in paragraph 1.2, Gizmondo (whether itself, through Gizmondo's Affiliates or through any sub-developers or sub-contractors) to, anywhere in and throughout the world (and in whatever languages), without any reference to the Gamefactory:

                1.3.1. make such changes, adaptations and/or adjustments as Gizmondo may consider necessary or desirable to render the Gizmondo Game Product fully operable on or with the Gizmondo Device and/or attractive to End-Users (including without limitation whether such changes are necessary or desirable to accommodate the capabilities and requirements of the Device, any software therein or therefore, or any relevant telecommunication transmission networks on which or with which the Device may be used or associated);

                1.3.2. produce, localise, copy, manufacture, package, maintain, promote, advertise, market, publish, sell, rent, lend, distribute, issue or communicate to the public, all by whatever means (whether in existence now or created in the future), license (whether by way or sub-licensing, sub-contracting or otherwise) and otherwise exploit the Gizmondo Game Product for use on or with the Gizmondo Device (including without limitation producing and/or copying gold discs/gold masters of the applicable Gizmondo Game Product); and

                1.3.3. produce, localise, copy, manufacture, package, maintain, promote, advertise, market, publish, sell, rent, lend, distribute, issue to the public, all by whatever means (whether in existence now or created in the future), license (whether by way or sublicensing, sub-contracting or otherwise) and otherwise exploit Merchandise.

        1.4. Gamefactory agrees that all developers engaged by the Gamefactory to develop any Gizmondo Game Product pursuant to the operation of this Agreement shall be employees of the Gamefactory, who must sign an 'Employee Agreement' substantially in the form set out in Schedule Six, in each case prior to their so working on the Gizmondo Game Product. All such `Employee Agreements' shall be provided to Gizmondo on demand.

        1.5. Notwithstanding all of the foregoing or anything else in this Agreement, Gamefactory acknowledges and agrees that nothing herein requires or creates any obligation on or expectation for Gizmondo to exploit any rights provided it hereunder by Gamefactory, to exploit any Gizmondo Game Product, or to expend any time, resources or funds in respect of any of the same, or to publish and release to the public any units of the Gizmondo Game Product (or, once started, to continue to do any of the same).

2.      GAME DEVELOPMENT

        2.1. Gamefactory shall design, develop and program the Gizmondo Game Products referred to in paragraph 1.1.2 above in accordance with the game design/technical requirement document as the parties shall agree (the parties acting reasonably) ("Game Design/Technical Requirement Document"), based on and using the Underlying Game Rights, at Gamefactory's Location, for the Game to be solely compatible with and playable on the Gizmondo Device (including without limitation the version thereof as at the Commencement Date as well as the forthcoming socalled widescreen version thereof, in each case ensuring backwards compatibility), including, but without limitation, making revisions requested by Gizmondo throughout such a design, development and programming process, all in accordance with the delivery dates set out in Schedule Five, The parties hereby agree that the Gamefactory shall be solely responsible for the purchase of any and all development equipment and/or tools necessary to so develop the applicable Gizmondo Game Products, save for the matters set out in paragraph 3 below. Gamefactory shall also be responsible for providing all labour necessary to so develop the same.

        2.2. Gamefactory shall use the full-time efforts of all developers engaged by the Gamefactory to develop the Game, and Gamefactory may only so use such developers who have signed 'Employee Agreement' pursuant to the operation of paragraph 1.4 above. Such developersmay only be changed or substituted with Gizmondo's prior written consent. Gamefactory represents and warrants to Gizmondo that all such developers are employees of the Gamefactory and that each of them has so signed an 'Employee Agreement' Gamefactory may not use freelance developers, consultants or any third party contractors to so develop the Game without Gizmondo's prior written consent. Should Gizmondo so consent, such consent shall be subject to any such use freelance developers, consultants or any third party contractors signing an agreement acceptable to Gizmondo which, without limitation, will provide for all intellectual Property Rights arising from their relevant work to be owned by the Gamefactory (whereby it will be subject to the operation of paragraph 1.4 above), as well as imposing restrictions on them regarding the use and disclosure of Gizmondo's Confidential Information.

        2.3. Gamefactory shall keep Gizmondo fully and effectively informed and advised of the development of the applicable Gizmondo Game Products, including, without limitation:

                2.3.1. providing to Gizmondo such matters and materials as are required pursuant to the operation of Schedule Six, in accordance with their relevant delivery dates;

                2.3.2. providing Gizmondo with such copies of the applicable Gizmondo Game Products at their relevant stage of development, on a medium acceptable to Gizmondo, as may be requested by Gizmondo;

                2.3.3. informing Gizmondo of any developments or issues that arise that may impact (a) Gamefactory's ability to comply with any term of this Agreement or (b) Gamefactory's ability to comply with the delivery of any matters or materials or meet any requirement as set out in Schedule Six, in accordance with their relevant Delivery Dates or (c) the Gamefactory's ability to comply with any of Gizmondo's requests hereunder.

        2.4. Gizmondo shall have the right, at any time during the development of the applicable Gizmondo Game Products, to visit the Gamefactory's premises (including without limitation Gamefactory's Location) for the purpose of inspecting and evaluating the progress and quality of the applicable Gizmondo Game Products, provided that Gamefactory is given at least one Business Day's notice, and such a visit occurs during a Business Day.

        2.5.    On or before each  Delivery  Date or within two Business Days of
                Gizmondo's  request  (as  applicable),   the  Gamefactory  shall
                deliver to the Gizmondo for Gizmondo's approval:

                2.5.1. such matters and materials as are required pursuant to the operation of Schedule Six or a Gizmondo request pursuant to the operation of clause 2.3.2 above; and

                2.5.2. a detailed projected development schedule for the applicable Gizmondo Game Products for the entire period following that relevant Delivery Date or Gizmondo request pursuant to the operation of clause 2.3.2 above; and

                2.5.3.  such  other   details  and   documentation   as  may  be
                        reasonably requested by Gizmondo.

        2.6. Following Gamefactory's compliance with paragraph 2.5, Gizmondo will evaluate the relevant matters and materials within thirty days from receipt of all such matters and materials, to determine whether Gizmondo wishes to continue with the development of the applicable Gizmondo Game Products or, at Gizmondo's sole discretion, terminate this Agreement. Notwithstanding any such termination (or anything else set out in this Agreement):

                2.6.1. all the matters and materials developed up until such date of termination shall be subject to paragraph 1.2; and

                2.6.2. Gizmondo shall have the right (at its exclusive option) to develop or have developed the applicable Gizmondo Game Products, without further obligation to the Gamefactory.

        2.7. Upon Gamefactory's completion of the applicable Gizmondo Game Products, Gamefactory shall submit to the Gizmondo by the final Delivery Date final versions of the applicable Gizmondo Game Products, in triplicate, on a medium acceptable to Gizmondo, for Gizmondo's evaluation. Gamefactory shall promptly make such revisions as requested by Gizmondo, whereby the Gamefactory shall submit to the Gizmondo new versions of the applicable Gizmondo Game Products, in triplicate, on a medium acceptable to Gizmondo, for Gizmondo's evaluation, whereby this process will continue until either Gizmondo approves the applicable Gizmondo Game Products or Gizmondo rejects the applicable Gizmondo Game Products as not being in compliance with this Agreement (in which case the Gamefactory shall be deemed to be in breach of this Agreement) Gizmondo will notify the Gamefactory in writing when Gizmondo has so approved the applicable Gizmondo Came Products (whereby such approval in no way reduces or obviates any of Gamefactory's obligations under this Agreement).

        2.8. Notwithstanding any of the foregoing or anything else in this Agreement, the Gamefactory acknowledges that:

                2.8.1. Gizmonodo has high standards of quality for games to be played on the Gizmondo Device and that Gamefactory may be required to submit revisions to the applicable Gizmondo Game Products at Gizmondo`s sole discretion; and

                2.8.2. notwithstanding Gamefactory's requirement to comply with the Game Design/Technical Requirement Document, Gamefactory shall comply with Gizmondo's then current standards and guidelines for game content, quality and branding in developing (including, without limitation, Gizmondo's game certification requirements for the Gizmondo Device).

        2.9. Notwithstanding any of the foregoing or anything else in this Agreement, Gamefactory acknowledges and agrees that it must deliver to the Gizmondo, on a medium acceptable to Gizmondo, a final version of the applicable Gizmondo Game Products which complied with (as a minimum, the Game Design/Technical Requirement Document) that is fully developed, bug-tested and ready for manufacturing by no later than 12 months from the Commencement Date. Concurrently therewith, Gamefactory shall deliver also to the Gizmondo a complete set of all materials which embody and represent the Intellectual Property Rights and Code in respect of the same, in a form acceptable to Gizmondo.

        2.10. As requested by Gizmondo from time to time and in a format requested by Gizmondo, Gamefactory shall provide to Gizmondo a complete set of back-up tapes or disks for the applicable
                Gizmondo Game Products during their development hereunder. Notwithstanding the foregoing, Gamefactory shall implement and maintain its own reliable and effective procedures for:

                2.10.1. the  reconstruction of lost or altered data or programs;
                        and

                2.10.2. the  back-up  of data and  programs  on a  frequent  and regular basis.

        2.11. At Gizmondo's request (and at no additional cost to Gizmondo, save for the Development Fee), Gamefactory shall:

                2.11.1. convert  the  format  of the  applicable  Gizmondo  Game
                        Products for the purposes of compatibility with all versions and variations of the Gizmondo Device;

                2.11.2. convert any text  displayed in the  applicable  Gizmondo
                        Game Products from one language into different languages (provided that Gizmondo shall be responsible for delivering to the Gamefactory the text for such different languages); and

                2.11.3. make  such  other  version   specific   changes  in  the
                        applicable Gizmondo Game Products, including, but not limited to audio changes, as my be requested by Gizmondo, for the purpose of making the applicable Gizmondo Game Products culturally and/or linguistically acceptable in different countries.

        2.12. When any applicable Gizmondo Game Products conversion referred to under paragraph 2.11 above has been completed (where it shall be so completed by Gamefactory promptly, but in any event within 20 Business Days from Gizmondo's written request for such conversion), Gamefactory shall deliver to Gizmondo a final version of such converted applicable Gizmondo Game Products, on the medium as requested by Gizmondo, for Gizmondo's evaluation. Gizmondo shall notify Gamefactory of any revisions which may be required to any of such delivered converted applicable Gizmondo Game Products.

        2.13. Throughout Gamefactory's design, development and programming of the Game pursuant to this paragraph 3, Gamefactory shall effect and maintain adequate security measures to safeguard the product of its work from unauthorised access, use or copying or disclosure to third parties.

        2,14. Gamefactory shall keep accurate and up-to-date written records on Gamefactory's compliance with the matters set out in this paragraph 2 as Gizmondo may from time to time reasonably require or, in default of any specific requirement by Gizmondo, then in accordance with good data development and data processing practice and shall allow Gizmondo on request to inspect and take copies of such records from time to time, pursuant to the operation of paragraph 2.4 above.

        2.15. Notwithstanding the provisions of paragraph 1,1 (and Gizmondo's right to termination the limited licence thereunder in accordance with its terms), following Gamefactory's completion of the final version of the applicable Gizmondo Game Products as referred to in and following its delivery to Gizmondo in accordance with paragraph 2.9, and notwithstanding any other provisions of this Agreement, the Underlying Game Rights and all copies thereof Must be returned to Gizmondo immediately and Gamefactory's limited licence thereof shall cease immediately also.

3.      GIZMONDO DEVELOPMENT TOOLS

        3.1. Gamefactory acknowledges that its receipt, use and return of Gizmondo's software and other development tools required to enable a reasonably skilled programmer to develop an entertainment game for use on the Gizmondo Device ("Gizmondo Development Tools") shall be subject to the terms of Gizmondo's 'Standard Development Kit Licence Agreement'. Gamefactory must enter into such an agreement with Gizmondo before it may receive and use any such Gizmondo Development Tools, which (without prejudice to the terms of such an agreement) may only be so used for the purposes of this Agreement.

4.      EXCLUSIVITY

        4.1. Notwithstanding any other provision of this Agreement, whilst providing its services pursuant to this Schedule Gamefactory shall not directly or indirectly design, develop, programme, distribute, market, advertise, sell or issue or communicate to the public any Competing Game.

5.      INTELLECTUAL PROPERTY RIGHTS AND CREDITS

        5.1. As between the parties hereto, all of the Underlying Game Rights, the Gizmondo Development Tools and the Gizmondo Device provided by Gizmondo and (where permitted under the terms of this Agreement) any copies of the made by Gamefactory, including all Intellectual Property

                Rights therein or relating thereto are and shall remain the property of Gizmondo.

        5.2.    Gamefactory   agrees  that   (notwithstanding   the   assignment
                provisions in paragraph 1.2 above):

                5.2.1. as between the parties hereto, all right title and interest (including without limitation copyright and all Intellectual Property Rights and other proprietary rights) worldwide in and to the Underlying Game Rights, the Gizmondo Development Tools and the Device, and all improvements thereof, shall belong exclusively and absolutely to Gizmondo (save that nothing herein shall be taken to preclude Gamefactory from challenging the validity of any Intellectual Property Rights of Gizmondo) (and to the extent necessary this clause shall operate as an assignment of such copyright and all Intellectual Property Rights and other proprietary rights in respect of the foregoing by Gamefactory to Gizmondo, where this shall operate where required as a current assignment of future rights); and

                5.2.2. nothing in this Agreement shall be deemed to grant or assign to Gamefactory any proprietary or ownership interest in or to the Underlying Game Rights, the
                        Gizmondo Development Tools, the Device or any other Intellectual Property Rights of Gizmondo or the Gizmonodo Affiliates, other than the licensed rights specifically set out in this Agreement, and the Gamefactory hereby recognises that no such other grant or assignment is given to it,

        5.3. Gizmondo may in its exclusive discretion and at its exclusive option, and without (if Gizmondo so determines) any reference to or input from whatsoever or howsoever from Gamefactory, take all such steps as it deems necessary and/or desirable to protect, defend and exploit any other Intellectual Property Rights of Gizmondo and/or any Gizmondo Affiliate.

        5.4.    Gamefactory will not at any time:

                5.4.1. do or cause to be done any act or thing which contesting or in any way imparing or intending to impair Gizmondo's or any of Gizmondo's Affiliates' (or any of the licensors') Intellectual Property Rights (including without limitation any Intellectual Property Right which may subsist in the Underlying Game Rights);

                5.4.2. represent that it has any right, title or interest in or to any of Gizmondo's or any of Gizmondo's Affiliates' (or any of the licensors') Intellectual Property Rights (including without limitation any Intellectual Property Right which may subsist in the Underlying Game Rights);

                5.4.3. directly or indirectly reverse engineer or aid or assist or authorise or encourage others in the reverse engineering of any party of Gizmondo's or any of
                        Gizmondo's Affiliates' (or any of the licensors') Intellectual Property Rights in any Device, the Underlying Game Rights, the Gizmondo Development Tools or any element or part thereof (without limitation 'reverse engineering' means (a) the x-ray electronic scanning, and/or physical or chemical stripping of semiconductor components; and/or (b) the disassembly, decompilation, decryption, simulation, debugging or code tracing of object code or executable code), save that such restrictions shall only apply to the extent permissible by applicable law and nothing herein shall be taken to preclude the Gamefactory from challenging the validity of any Intellectual Property Rights of Gizmondo or any of Gizmondo's Affiliates.

        5.5. Gamefactory hereby grants to Gizmondo, a perpetual, non-exclusive, royalty free, worldwide licence and rights to use, sub-license, reproduce and manufacture the Gamefactory Software as Gizmondo may deem appropriate for the purpose of producing, localising, copying, manufacturing, packaging, maintaining, promoting, advertising, marketing, publishing, selling, renting, lending, distributing, issuing or communicating to the public, all by whatever means (whether in existence now or created in the future), licensing (whether by way or sub-licensing, sub-contracting or otherwise) and otherwise exploiting the applicable Gizmondo Game Products, any applicable Gizmondo Game Product Sequels or any other Intellectual Property Rights of Gizmondo which are related thereto.

6.      INFRINGEMENT

        6.1. In the event that Gamefactory learns of any claim (whether actual or threatened) alleging that the Underlying Game Rights, the Game, any Game Sequel, Game PI, Game Materials, any Device, any game produced for any Device, any of Gizmondo's and/or Gizmondo's Affiliates' and/or Gizmondo's Licensers' Intellectual Property Rights infringes or misappropriates any third party's Intellectual Property Rights or other rights, or that any of the same are being infringed or misappropriated by any third party, then the Gamefactory shall promptly notify Gizmondo. Fine Gamefactory shall not make any admissions or other statement concerning any of the same without Gizmondo's specific written consent.

        6.2. As between the parties, Gizmondo shall have the exclusive right, in its exclusive discretion and at its exclusive option (whether in its own name or that of the Gamefactory or both), and without (if Gizmondo so determines) any reference to or input from whatsoever or howsoever from the Gamefactory, to commence and/or defend a legal action or negotiate a settlement relating to any alleged infringement by or of the Underlying Game Rights, the Game, any Game Sequel, Game PI, Game Materials, any Device, any game produced for any Device, any of Gizmondo's and/or Gizmondo's Affiliates' and/or Gizmondo's Licensers' Intellectual Property Rights.

        6.3. Notwithstanding anything else in this Agreement (and without prejudice to the warranties provided under this Agreement to Gizmondo), at Gizmondo's reasonable cost (provided the Gamefactory has complied in full with its obligations under this Agreement and continues to assist Gizmondo promptly pursuant to the operation of this clause 7), the Gamefactory shall give Gizmondo assistance and cooperation in any such legal action referred to in clause 7.2, including without limitation, such assistance and cooperation extends to providing and/or executing necessary documents and evidence to enable Gizmondo, in its own name and/or on behalf of the Gamefactory or jointly, andor with or on behalf of any of Gizmondo' Licensors' names, to bring or defend the legal action. As between the parties, Gizmondo shall be entitled to retain any recovery or damages collected as a result of such legal action or negotiated settlement. No settlement by Gizmondo shall impose a monetary liability on the Gamefactory without the Gamefactory's consent to such a settlement.

7.      WARRANTIES AND INDEMNITIES

        7.1. Notwithstanding any other warranties or indemnities given under this Agreement, Gamefactory hereby further represents and warrants to Gizmondo that (Gamefactory acknowledging and agreeing that these representations are a material inducement for Gizmondo to enter into this Agreement):

                7.1.1. it has the exclusive right, title and interest to enable the transfer, sale and assignment to Gizmondo of all those rights, materials and other matters set out in and in accordance with paragraph 1.2 and the licence in accordance with paragraph 5.5 and that there is no legal obstacle to the dealing with such rights, materials and other matters. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                7.1.2. there is no outstanding claim, or knowledge of a potential claim, against any right, title or interest of any kind whatsoever in and to any such rights assignment to Gizmondo and/or to any of Gamefactory's Software. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                7.1.3. to the fullest extent permissible by applicable laws, it hereby provides a full waiver of any and all moral rights (or similar rights) in the rights assigned to Gizmondo under the operation hereof;

                7.1.4. to the fullest extent permissible by applicable laws, it has obtained a full waiver of any and all moral rights (or similar rights) throughout the world from all those involved in the the applicable Gizmondo Game Products (including without limitation Gamefactory's developers referred to in paragraph 1.4)

                7.1.5. it has not transferred, sold, assigned, licensed, rented, lent, used as any security or otherwise encumbered or otherwise impaired any right, title or interest in or to the rights assigned to Gizmondo hereunder or Gamefactory's Software, in a manner that conflicts with the operation of this Agreement (including without limitation the operation of paragraphs 1.2, 1.3 and/or 5.5 hereof). Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                7.1.6. it will not hereafter attempt or purport to use, deal with, exploit, transfer, sell, assign, license, rent, lend, use as any security or encumber or otherwise impair any right, title or

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

                        interest in or to the rights assigned to Gizmondo hereunder or the Gamefactory's Software, in a manner that conflicts with the operation of this Agreement (including without limitation the operation of paragraphs 1.2, 1.3 and/or 5.5 hereof). Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                7.1.7. save to the extent permitted by applicable law or expressly permitted by Gizmondo or a Gizmondo Affiliate (as appropriate) (whether under this Agreement or otherwise), it will not hereafter attempt or purport to use, deal with, exploit, transfer, sell, assign, license, rent, lend, use as any security or otherwise encumber or otherwise impair any right, title or interest in or to any of Gizmondo's and/or Gizmondo's Affilites' Intellectual Property Rights

                7.1.8. the rights assigned to Gizmondo hereunder, Gamefactory's Software and the applicable Gizmondo Game Products:

                a) are original and do not and will not infringe or misappropriate the Intellectual Property Rights or other legal rights of any third parties anywhere in the world. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory;

                b) do not contain anything which is obscene, blasphemous, defamatory and/or likely (by reason of their content) to expose Gizmondo and/or any of Gizmondo's Affiliates to any civil or criminal proceedings anywhere in the world. Without limitation, a breach of this clause shall be considered to be a material breach of this Agreement by the Gamefactory; and

                c) are complete, are suitable for commercial production and distribution and issue to the public (and other exploitation pursuant the operation of paragraphs 1.2,
                        1.3 and/or 5.5 hereof) by Gizmondo for use on the GizmondoDevice, conform to the Game Design/Technical Requirements Document;

                d) do not contain any Content or other content which is not covered by the Game Design/Technical Requirements Document, including, without limitation, subliminal political, cultural, religious, or sexual messages or meanings;

                7.1.9. all Code forming part of the rights assigned to Gizmondo hereunder, the applicable Gizmondo Game Products and Gamefactory's Software are free from material programming bugs and/or defects;

                7.1.10. the rights assigned to Gizmondo hereunder, Gamefactory's
                        Software and the applicable Gizmondo Game Products, are accurate and complete, and have been and will be prepared using all the reasonable skill and care expected at a level commensurate with best industry practice and comply with all applicable laws in the world; and

                7.1.11. Gamefactory and Gamefactory's  developers referred to in paragraph 1.4 have the know-how, skill and experience to

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

                        design, develop and program the the rights assigned to Gizmondo hereunder, Gamefactory's Software and the applicable Gizmondo Game Products (all in accordance with the terms of this Agreement, including without limitation paragraph 3) and are otherwise fully capable of performing its obligations under this Agreement, in accordance with the terms and conditions of this Agreement.

        7.2. Gamefactory hereby agrees to indemnify, defend (subject always to paragraph 6 above) and hold harmless Gizmondo on demand from and against any and all suits, losses, liabilities, damages, awards, claims, settlements, costs and expenses, including reasonable legal fees, costs and other expenses, arising out of or otherwise relating to a breach by Gamefactory of its warranties, representations, obligations and/or covenants contained in this Agreement. Such an indemnity shall extend to Gizmondo's Affiliates and Gizmondo's licensors. This clause shall survive the expiry or termination of this Agreement for whatever reason.

8.      TERMINATION OF ANY MATTER REFERRED TO IN THIS SCHEDULE

        8.1. Without prejudice to anything else set out in this Agreement, Gizmondo may terminate any particular development service provided by Gamefactory immediately on written notice to Gamefactory if at any time before the Gamefactory's delivery to Gizmondo of the 'Gold Master' (as referred to in Schedule Six) if Gizmondo is dissatisfied with the progress and/or quality of the design, development and/or programming of the applicable Gizmondo Game Product pursuant to paragraph 3. On such termination the provisions of clause 8.2 shall apply,

        8.2.    In the event of a notice  coming  within the terms of  paragraph
                8.1 above (but without prejudice to any other rights or remedies which Gizmondo may have against Gamefactory for the breach or non-performance of any of the terms of this Agreement):

                8.2.1. Gamefactory must deliver to Gizmondo, on a medium acceptable to Gizmondo, the latest version of the applicable Gizmondo Game Product together with a complete set of the relevant materials therefor and any other materials which embody and represent the Code therefor and/or any Intellectual Property Rights therein, in a form acceptable to Gizmondo, which are then in existence; and

                8.2.2. Gamefactory shall also return forthwith to Gizmondo, in respect of the applicable Gizmondo Game Product, the Underlying Game Rights (and copies thereof) and all other materials and other matters embodying any
                        Intellectual Property Rights and any and all other property (and all copies thereof) on any media belonging to Gizmondo and/or Gizmondo's Affiliates and/or Gizmondo's licensors or received from any third party on behalf of them that was provided to Gamefactory under or in contemplation of the matters referred to in the Schedule, which is in the Gamefactory's possession or under its control and the Gamefactory shall confirm promptly in writing to Gizmondo that it has complied in all respects with this paragraph 8.2.2 if requested to do so by Gizmondo;


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

                8.2.3. provide that all such materials referred to in paragraphs 8,2.1 and 3.2.2 above have been delivered to Gizmondo, Gizmondo shall pay to Gamefactory sums properly due to the Gamefactory for work completed in accordance with Agreement by the Gamefactory up until that date of termination in respect of the applicable Gizmondo Game Product, but only to the extent as is reasonable taking into account any payments which Gizmondo has already paid; and

                8.2.4. that proportion of the applicable Development Fee which remains to be paid shall no longer be due and payable to Gamefactory by Gizmondo and that proportion of the applicable Development Fee which has already been paid to the Gamefactory by Gizmondo shall be repaid to Gizmondo immediately (subject only to paragraph 8.2.3 above).














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

                         SCHEDULE FIVE - DEVELOPMENT FEE

The total Development Fee in respect of each Gizmondo Game Product will be paid in accordance with the following milestones:

Payment number     Payment amount         Milestone             Gamefactory's
--------------     --------------         ---------             --------------
                                                                Delivery Date
                                                                -------------

1.                 50% of relevant        Commencement
                   Development  Fee,      Date
                   payable to the
                   relevant account
                   referred to in
                   paragraph 6 of
                   Schedule Three.

2.                 50% of relevant        Delivery to           No more than 12
                   Development Fee,       Gizmondo of the       months from the
                   payable to the         Gizmondo approved     Commencement
                   relevant account       'Gold Master' for     Date
                   referred to in         relevant Gizmondo
                   paragraph 6 of         Game Product
                   Schedule Three.










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


                        SCHEDULE SIX - EMPLOYEE AGREEMENT

          (This is an important legal document - - read it carefully.)

THE THREE PARTIES TO THIS EMPLOYEE AGREEMENT ARE:

Gizmondo Europe Limited ("Gizmondo"), the undersigned developer ("Developer"), and the undersigned employee of the Developer ("Employee").

AGREEMENT:

THE PARTIES HEREBY AGREE AS FOLLOWS:
Definitions:

(i) "Agreement" refers to the agreement between Gizmondo and the Developer dated [] regarding the development of the video game currently with the working title "[ ]" (the "Game").

(ii) "Intellectual Property Rights" means all legal rights pertaining to the Game, as well as any Game prototypes or conversions, including, but without limitation, the Game's source and object code, any and all intellectual and industrial property rights of whatever nature, anywhere in the world, subsisting in and to the Game, whether recorded or registered or registerable or applied for in any manner or otherwise, whether currently in existence or otherwise and whether vested or contingent, including without limitation, patents, registered designs, trade marks, service marks, logos, signs, trade dress, business or trading names or other designations, design rights, copyright, semiconductor topography rights, utility models and mask works, database rights, rights in databases, know-how, domain names, trade secrets, inventions, ideas, discoveries and know-how, applications for and the right to apply for any of the foregoing, together with any rights to sue for past infringement, and all other legal rights anywhere in the world protecting such intangible property, in each case for their full term (and all extensions, reversions, revivals and renewals thereof);

(iii) "Gizmondo's Confidential Information" means the Game, together with any and all technical, financial and/or other information relating to the business or affairs of or emanating (directly or indirectly) from Gizmondo or concerning the Game which is (a) either non public, confidential, proprietary in nature, or comprises a compilation of the same which is otherwise public but which is in a form not publicly known and/or (b) disclosed and/or made available to the Developer and/or any employee of the Developer orally and/or in written, hard copy and/or electronic form, on diskettes and/or on any other storage media (whether known now or invented hereafter), where the foregoing:

        (a) shall include, without limitation, any oral or written instructions given to the Developer and/or any of its employees by Gizmondo and any acts or omissions conducted by the Developer arising from instructions given to the Developer; and

        (b) shall include, without limitation, any and all analyses, compilations, forecasts, studies and/or other documents prepared by Developer and/or any of its employees which contain or otherwise reflect any of the foregoing; and

        (c) shall include, without limitation, any technical, commercial, financial, marketing, business or other data, know-how, trade secrets and other information of whatever nature given by Gizmondo to the Developer (and/or its employees) (whether before or after the date of the Agreement) in relation to the Agreement and relating to Gizmondo or their respective businesses or affairs (whether written or oral, in any form or medium, whether known now or invented hereafter); but

        (d) shall not, however, include any of the foregoing which the Developer can show (a) is already known to the Developer and/or any of its employees otherwise than as a consequence of a breach of the Agreement or any other agreement (whether or not made with Gizmondo), (b) is generally available to the public other than as a result of a disclosure or other default by the Developer and/or any of its employees, (c) is or becomes available to the Developer and/or any of its employees from a source other than Gizmondo, which source is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation to Gizmondo or (d) is independently developed or acquired by the Developer and/or any of its employees independently of any Confidential Information provided by;

1. The Employee agrees that the Intellectual Property Rights are owned solely by Gizmondo. To the fullest extent possible under applicable laws, the Employee hereby waives any and all moral rights in and/or to the Intellectual Property Rights. At the request of Gizmondo and at no expense to the Employee, Employee shall sign all documents and take all reasonable steps to assist Gizmondo in confirming that Gizmondo is the sole owner of the Intellectual Property Rights and/or confirming such a waiver.

2. At no time shall the Employee disclose or use any of Gizmondo's Confidential Information or make any public statement or announcement which concerns the Game or the Agreement, except the Employee may use Gizmondo's Confidential Information in connection with the Employee's development of the Game under the terms and conditions of the Agreement. This shall not apply to information which is required to be disclosed by an authorised governmental or judicial entity under a suitable protective order, provided that Employee shall notify Gizmondo as soon as possible prior to such disclosure.

3.      Gizmondo  may  enforce  this  Employee  Agreement   including  obtaining
        injunctive relief or damages.

4. Gizmondo may assign this Employee Agreement (or any part of it). The Employee shall not assign this Employee Agreement (or any part of it).

5. Both the Developer and the Employee represent to Gizmondo that the Employee is an employee of the Developer and that he/she is not engaged by the Developer on a freelance or consultancy basis. The Employee represents that he/she is of legal age, has read the foregoing, and understands its contents.

6. This Employee Agreement shall be governed by, subject to and construed under the laws of England and Wales.

The undersigned parties have signed this Employee Agreement on the dates set forth below.

GIZMONDO EUROPE LIMITED                      EMPLOYEE:

By: ______________________________           By: ______________________________

Printed Name: ____________________           Printed Name: ____________________

Title: ___________________________           Title: ___________________________

Date: ____________________________           Date: ____________________________


DEVELOPER:___________________

By: ______________________________

Printed Name: ____________________

Title: ___________________________

Date: ____________________________









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